Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of the 22nd day of February, 2006 by and between Kindred Healthcare, Inc., a Delaware corporation (the “Company”) and Edward L. Kuntz (“Kuntz”).

W I T N E S S E T H:

WHEREAS, Kuntz is serving as Executive Chairman of the Board and the Company desires to continue the services of Kuntz in that capacity; and

WHEREAS, the Executive Compensation Committee (the “Executive Compensation Committee”) of the Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its subsidiaries to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Kuntz agree as follows:

1. Employment as Executive Chairman of the Board.

A. Term. The Company or one of its subsidiaries hereby agrees to employ Kuntz and Kuntz hereby agrees to be employed as Executive Chairman of the Board of Directors (“Executive Chairman”) effective on the date hereof on the terms and conditions herein set forth. The term of this Agreement (the “Term”) shall be for a one-year period commencing on the date hereof (the “Effective Date”). The Term shall be automatically extended by one additional day for each day beyond the Effective Date that Kuntz remains employed by the Company until such time as the Board of Directors elects to cease such extension by giving written notice of such election to Kuntz. In such an event, the Agreement shall terminate on the first anniversary of the date of such election notice, unless a later date is specified.

B. Duties. As Executive Chairman, Kuntz shall perform the following duties: (i) coordinate all Board matters and committee activities and act as the principal liaison between the Board and senior management; (ii) continue his responsibility for public lobbying and relationships with various healthcare related organizations; (iii) advise the chief executive officer and senior management on strategic initiatives including financing, acquisition and development activities; (iv) advise the chief executive officer and senior management concerning all compliance and regulatory matters including the Corporate Integrity Agreement; and (v) such other similar matters as reasonably requested by the Board.

C. Extent of Services. Kuntz, subject to the direction and control of the Board, shall have the power and authority commensurate with his status as Executive Chairman and necessary to perform his duties hereunder. During the Chairman Term,

Kuntz shall devote approximately two days a week or 60 hours a month to the business of the Company. With notice to the Board, Kuntz may engage in any other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage provided such activities do not conflict with the Company’s objectives and operations.

D. Compensation. As compensation for services rendered as Executive Chairman, Kuntz shall receive during the Chairman Term:

(i) A salary (“Chairman Salary”) of not less than $636,525 per year payable in equal installments in accordance with the Company’s normal payroll procedures. Kuntz may receive increases in his Chairman Salary from time to time, as approved by the Executive Compensation Committee.

(ii) Kuntz may be eligible to receive additional compensation as the Executive Compensation Committee may approve from time to time but is not intended that Kuntz will continue to participate in the Company’s standard bonus or long-term incentive plans.

E. Benefits. During the Term:

(i) Kuntz shall be entitled to participate in any and all welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates.

(ii) Kuntz may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel and similar items. The Company shall reimburse Kuntz for all such reasonable expenses in accordance with the Company’s reimbursement policies and procedures.

(iii) Kuntz will continue to vest in his existing stock options, restricted stock and accrued long-term incentive benefits.

(iv) The Company shall provide Kuntz with an office suite in Houston, Texas and an administrative assistant substantially comparable to his existing office suite and administrative assistant being furnished as of the date of this Agreement.

2. Termination of Employment.

A. Death or Disability. Kuntz’s employment shall terminate automatically upon Kuntz’s death during the Term. If the Board determines in good faith that the Disability of Kuntz has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Kuntz written notice of its intention to terminate Kuntz’s employment. In such event, Kuntz’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Kuntz (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Kuntz shall not have returned to performance of Kuntz’s duties. For purposes of this Agreement, “Disability” shall mean Kuntz’s absence from his duties hereunder for a period of 90 days.

B. Cause. The Company may terminate Kuntz’s employment during the Term for Cause. For purposes of this Agreement, “Cause” shall mean the Kuntz’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Kuntz of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Kuntz and his attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Kuntz in good faith and in the best interests of the Company.

C. Good Reason. Kuntz’s employment may be terminated by Kuntz for Good Reason. “Good Reason” shall exist upon the occurrence, without Kuntz’s express written consent, of any of the following events:

(i) The Company shall (A) materially reduce the compensation of Kuntz or (B) materially reduce his benefits and perquisites;

(ii) The Company shall require Kuntz to relocate Kuntz’s principal business office more than 30 miles from its location on the date of this Agreement;

(iii) If Kuntz ceases to be Chairman of the Board, for any reason, including failing to be elected at any annual or special meeting of the shareholders of the Company; or

(iv) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 5(c).

For purposes of this Agreement, “Good Reason” shall not exist until after Kuntz has given the Company notice of the applicable event within 10 days of such event and which is not remedied within 10 days after receipt of written notice from Kuntz specifically delineating such claimed event and setting forth Kuntz’s intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 10-day period and the Company commences reasonable steps within such 10-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute “Good Reason” provided that such event is remedied within 30 days after receipt of such written notice.

D. Notice of Termination. Any termination by the Company for Cause, or by Kuntz for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Kuntz’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than 10 days after the giving of such notice). The failure by Kuntz or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Kuntz or the Company, respectively, hereunder or preclude Kuntz or the Company, respectively, from asserting such fact or circumstance in enforcing Kuntz’s or the Company’s rights hereunder.

E. Date of Termination. “Date of Termination” means (i) if Kuntz’s employment is terminated by the Company for Cause, or by Kuntz for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Kuntz’s employment is terminated by the Company other than for Cause or Disability, or Kuntz resigns without Good Reason, the Date of Termination shall be the date on which the Company or Kuntz notified Kuntz or the Company, respectively, of such termination and (iii) if Kuntz’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Kuntz or the Disability Effective Date, as the case may be.

3. Obligations of the Company Upon Termination. Following any termination of Kuntz’s employment hereunder, the Company shall pay Kuntz his accrued wages through the Date of Termination and any amounts owed to Kuntz pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Kuntz’s execution of a general release of claims in form satisfactory to the Company, Kuntz shall be entitled to the following additional payments:

A. Death or Disability. Kuntz shall not be entitled to any additional benefits by reason of his death or Disability during the Term.

B. Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Kuntz’s employment other than for Cause (but not for Disability), or the Kuntz shall terminate his employment for Good Reason:

(i) Within 14 days of Kuntz’s Date of Termination, the Company shall pay to Kuntz an amount equal to three times the Chairman Salary as the Date of Termination.

(ii) For a period of three years following the Date of Termination, the Kuntz shall be treated as if he had continued to be an executive for all purposes under the Company’s health insurance plan and dental insurance plan; or if Kuntz is prohibited from participating in such plans, the Company shall otherwise provide such benefits. Following this continuation period, Kuntz shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) treating the end of this period as a termination of Kuntz’s employment if allowed by law.

(iii) For a period of three years following the Date of Termination, the Company shall maintain in force, at its expense, Kuntz’s life insurance in effect under the Company’s voluntary life insurance benefit plan as of the Date of Termination.

(iv) For a period of three years following Kuntz’s Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Kuntz equivalent to the coverage that Kuntz would have had had he remained employed under the disability insurance plans applicable to Kuntz on the Date of Termination. Should Kuntz become disabled during such period, Kuntz shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

(v) To the extent not already vested pursuant to the terms of such plan, Kuntz’s interests under the Company’s retirement savings plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon Kuntz’s years of service with the Company.

(vi) The Company shall adopt such amendments to its benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(vii) Kuntz shall be credited with an additional three years of vesting for purposes of all outstanding stock option and restricted stock awards and Kuntz will have an additional three years in which to exercise such stock options.

(viii) Following the Date of Termination, Kuntz shall receive the computer which Kuntz is utilizing as of the Date of Termination. In addition, Kuntz shall be entitled to the furniture in Kuntz’s office suite as of the Date of Termination. In addition, for a period of three years following Kuntz’s Date of Termination, the Company shall provide Kuntz with an office suite and administrative assistant, each substantially comparable to the office suite and administrative assistant that were furnished to Kuntz as of the date of Kuntz’s Date of Termination.

C. Cause; Other than for Good Reason. If Kuntz’s employment shall be terminated for Cause or Kuntz terminates employment without Good Reason (and other than due to Kuntz’s death) during the Term, this Agreement shall terminate without further additional obligations to Kuntz under this Agreement.

D. Death after Termination. In the event of the death of Kuntz during the period Kuntz is receiving payments pursuant to this Agreement, Kuntz’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Kuntz’s estate.

4. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of Kuntz in connection therewith, including any litigation to enforce any arbitration award.

5. Successors.

A. This Agreement is personal to Kuntz and without the prior written consent of the Company shall not be assignable by Kuntz otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Kuntz’s legal representatives.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

C. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Kuntz’s services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6. Other Severance Benefits. Kuntz hereby agrees that in consideration for the payments to be received under this Agreement, Kuntz waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, other than the Change in Control Severance Agreement between the Company and Kuntz dated as of February 22, 2006 (the “Severance Agreement”); provided that any payments payable to Kuntz hereunder shall be offset by any payments payable under the Severance Agreement.

7. Withholding. All payments to be made to Kuntz hereunder will be subject to all applicable required withholding of taxes.

8. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the “Non-solicitation Period”), Kuntz shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company’s or its affiliates’ employees to leave their employment with the Company or such affiliates in order to accept employment with Kuntz or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that Kuntz will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Kuntz is in violation of any covenant contained herein, for any reason whatsoever.

9. No Mitigation. Kuntz shall have no duty to mitigate his damages by seeking other employment and, should Kuntz actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Kuntz or others.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

If to Kuntz:

Edward L. Kuntz

8807 Stable Crest Blvd.

Houston, Texas 77024

Facsimile: 713-840-6383

If to Company:

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, KY 40202

Attn: General Counsel

Facsimile: 502-596-4075

11. Assignment to Subsidiary. The Company may assign its obligations under this Agreement to one or more of its subsidiaries but such assignment will not relieve the Company of its obligations and liabilities hereunder.

12. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

13. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Employment Agreement dated March 24, 2003 between the Company and Kuntz), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Kuntz and such officer of the Company specifically designated by the Board.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

15. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Paul J. Diaz, President and Chief Executive Officer

/s/ Edward L. Kuntz
EDWARD L. KUNTZ